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                                                                    EXHIBIT 23.6

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                       [GOLDMAN, SACHS & CO. LETTERHEAD]




PERSONAL AND CONFIDENTIAL
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November 17, 1998


Board of Directors
Oryx Energy Company
13155 Noel Road
Dallas, TX 75240-5067

Re: Registration Statement on Form S-4 of Kerr-McGee Corporation, filed with the Securities and Exchange Commission on November 17, 1998, relating to Common Stock, par value $1.00 per share, of Kerr-McGee Corporation issuable to holders of Common Stock, par value $1.00 per share, of Oryx Energy Company in the proposed merger of Oryx Energy Company into Kerr-McGee Corporation


Ladies and Gentlemen:

Reference is made to our opinion letter dated October 14, 1998 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Oryx Common Stock"), of Oryx Energy Company ("Oryx") of the exchange ratio of one share, after giving effect to the Reverse Split (as defined therein), of Common Stock, par value $1.00 per share (the "Company Common Stock"), of Kerr-McGee Corporation ("Kerr-McGee") to be received for each share of Oryx Common Stock (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of October 14, 1998, between Kerr-McGee and Oryx (the "Agreement").

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Oryx in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

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Oryx Energy Company
November 17, 1998
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In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary; Opinions of Financial Advisors," "Background of the Merger," "Oryx's Reasons for Merger; Recommendations of the Board of Directors of Oryx" and "Opinion of Oryx's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,



/s/ GOLDMAN, SACHS & CO.
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(GOLDMAN, SACHS & CO.)